EXHIBIT 99.2

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

March 23, 2012

Board of Directors

Novellus Systems, Inc.

4000 North First Street

San Jose, CA 95134

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated December 14, 2011, to the Board of Directors of Novellus Systems, Inc. (“Novellus”) as Annex D to, and to the reference thereto under the heading “SUMMARY—THE MERGER—OPINION OF NOVELLUS’ FINANCIAL ADVISOR,” “THE MERGER—BACKGROUND OF THE MERGER,” “THE MERGER – NOVELLUS’ REASONS FOR THE MERGER; RECOMMENDATION OF THE NOVELLUS BOARD OF DIRECTORS” and “THE MERGER—OPINION OF NOVELLUS’ FINANCIAL ADVISOR” in, the joint proxy statement/prospectus relating to the proposed merger involving Novellus and Lam Research Corporation (“Lam Research”), which joint proxy statement/prospectus forms a part of Amendment No. 2 to Lam Research’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the amended Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED